UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Radian Group Inc.

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

March 21, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Radian Group Inc., which will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m., local time, on Tuesday, May 13, 2003. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the upcoming meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Since the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Howard S. Yaruss

Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, PA 19103

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 13, 2003

TO THE STOCKHOLDERS OF

RADIAN GROUP INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of Radian Group Inc., a Delaware corporation, will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania, on Tuesday, May 13, 2003 at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors for terms of three years each, to serve until their successors shall be elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year ending December 31, 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as of the close of business on March 14, 2003 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours from April 29, 2003 through May 13, 2003 at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, PA 19103.

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

Philadelphia, Pennsylvania

March 21, 2003

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU CHOOSE TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, PA 19103

PROXY STATEMENT

FOR

2003 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 13, 2003

The Radian Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 2003 annual meeting of stockholders. A copy of the notice of meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning approximately March 21, 2003.

INFORMATION ABOUT VOTING

Who Can Vote

Only holders of record of our common stock at the close of business on March 14, 2003, will be entitled to vote at the meeting. As of that date, the record date, 93,679,801 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date. There is no other class of our stock outstanding that is entitled to vote at the meeting.

How Voting Works

The only way your shares can be voted at the meeting is if you vote your shares in person at the meeting or authorize the voting of your shares by proxy. If you hold your shares through a broker (in “street name”), your broker will have provided you with instructions for voting your shares. The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you do not give instructions on your proxy card as to how to vote your shares, we will vote them “For” the election of all nominees for director (Proposal 1) and “For” the ratification of Deloitte & Touche LLP (Proposal 2).

You may revoke your proxy at any time before it is voted by notifying the Secretary of Radian in writing, by mailing to the Secretary another proxy that is properly signed or by voting in person at the meeting.

Your proxy vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this Proxy Statement even if you plan to attend the meeting. You can always change your vote at the meeting.

Votes Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. The affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors. Accordingly, the four nominees receiving the highest number of “For” votes will be elected. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required to approve every proposal other than the election of directors.

In the election of directors, votes may be cast “For” or “Withheld”. Votes that are withheld will be considered present for purposes of determining whether a quorum exists, but will be excluded entirely from the vote and will have no effect on the outcome.

Abstentions may be specified on Proposal 2 regarding ratification of the selection of our independent auditor. Abstentions may not be specified for the election of directors. Abstentions will be considered present for purposes of determining whether a quorum exists, but will not be counted as votes cast “For” Proposal 2, and will therefore have the same effect as a vote “Against” Proposal 2.

A broker non-vote occurs when a member firm of the New York Stock Exchange holding shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because the broker did not receive instructions from its customer as to how to vote on the unvoted matter(s) and does not have authority to vote on the matter(s) without instructions from the customer; the missing vote on each such matter is the “broker non-vote”. Under the Delaware General Corporation Law and our bylaws, all broker non-votes received at our meeting, if any, would:

(1)	Be considered present for purposes of determining a quorum;

(2)	have no effect on the outcome of the election of directors, which requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; and

(3)	have no effect on the outcome of the vote on any matter the approval of which requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter.

Brokers have the authority to vote their customers’ shares with respect to the election of directors and the ratification of the selection of our independent auditor in the absence of instructions from their customers as to how to vote on these matters. If you hold your Radian shares in “street name” and do not give your broker instructions as to how to vote on these matters, your broker may still vote your shares on these matters.

Other Matters to be Acted Upon at the Meeting

We do not know of any other matters to be presented or acted upon at the meeting. If any other matters are properly presented to the meeting for action, the shares represented by proxies will be voted in accordance with the best judgment of the person or persons voting those shares.

Where to Find Voting Results

We will publish the voting results in our Form 10-Q for the second quarter of 2003, which we will file with the Securities and Exchange Commission in mid-August 2003.

PROPOSALS REQUIRING YOUR VOTE

The proposals described below will be voted on at the meeting.

Proposal 1:    Election of Directors

Our Board of Directors currently consists of 10 directors divided into three classes, as equal in size as possible, serving staggered three-year terms. The first proposal on the agenda for this year’s annual meeting will be to elect the following four nominees, each of whom is a current director, for a term beginning at the meeting and expiring at the 2006 annual meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation: Frank P. Filipps, Stephen T. Hopkins, Robert W. Richards and Anthony W. Schweiger. The remaining directors will continue to serve in accordance with their prior election or appointment. Ms. Rosemarie Greco resigned from our Board effective January 14, 2003. The Board is conducting a search for a qualified person to replace Ms. Greco. For information regarding the director nominees and our other directors, see the section of this Proxy Statement entitled “THE BOARD OF DIRECTORS”.

The nominees have been nominated by our Board of Directors for re-election at the meeting, and have consented to be named in this Proxy Statement and to serve if elected or confirmed. Our Board of Directors unanimously recommends a vote “FOR” the election of the director nominees. If you do not specify how you want your shares voted when you provide your proxy, we will vote them “FOR” the election of all the nominees; if unforeseen circumstances make it necessary for our Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Proposal 2:    Ratification of Deloitte & Touche LLP as Radian’s Independent Auditor

The Audit and Risk Management Committee of our Board of Directors selects the independent public accountants to audit Radian’s books, records and accounts. The Audit and Risk Management Committee’s selection of Deloitte & Touche LLP as Radian’s independent auditor for fiscal 2003 is being submitted to you for ratification. Deloitte & Touche LLP also served as our independent auditor for fiscal 2002. A representative of Deloitte & Touche LLP is expected to attend the meeting, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” Proposal 2. If you do not specify how you want your shares voted when you provide your proxy, we will vote them “FOR” Proposal 2. If the stockholders fail to approve the appointment of Deloitte & Touche LLP, our Board of Directors will reconsider whether or not to retain the firm. It is understood that even if the selection of Deloitte & Touche LLP is approved at the meeting, the Audit and Risk Management Committee of our Board, at its discretion, may select a new independent auditor at any time during the year if it determines that such a change would be in the best interests of Radian and its stockholders.

THE BOARD OF DIRECTORS

Board Members

The information provided below about our directors and the nominees has been provided by each director and nominee as of February 1, 2003. References in this section to “Radian Guaranty” are to Radian Guaranty Inc., one of our principal operating subsidiaries.

Nominees Standing for Re-Election

Frank P. Filipps

Mr. Filipps is the Chief Executive Officer of Radian and has been the Chairman of its Board of Directors since June 1999. He joined Radian and Radian Guaranty, as Senior Vice President and Chief Financial Officer, in November 1992, and became Executive Vice President and Chief Operating Officer of Radian and Radian Guaranty in 1994. In January 1995 he became President of Radian and Chairman of the Board, President and Chief Executive Officer of Radian Guaranty. In January 1996 Mr. Filipps was named Chief Executive Officer of Radian. He has been a director of Impac Mortgage Holdings, Inc. since November 1995. He has been a director of Radian since May 1995. Age: 55.

Stephen T. Hopkins

Mr. Hopkins is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999. Age: 52.

Robert W. Richards

Mr. Richards was Chairman of the Board of Directors of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992. Age: 60.

Anthony W. Schweiger

Mr. Schweiger is the President of The Tomorrow Group, LLC, which provides specialized financial and management services for complex and strategic/turnaround business and governance issues. He is also a Principal of e-brilliance, LLC, a specialized Information Technology consulting and education firm. He has been a director of Paragon Technologies, Inc. since May 2001 and currently serves as Chairman of Paragon’s Audit Committee. In his capacity as a consultant, Mr. Schweiger served as the senior acting manager in a variety of financial, service and technology businesses, including Acting COO for WineAccess, a development stage infomediary from May 1998 to March 1999. Prior to forming The Tomorrow Group, LLC, he served as different times as the President and Chief Executive Officer, and the Executive Vice President/Chief Operating Officer, of Meridian Mortgage Corporation. He has been a director of Input Technologies, LLC, a supplier of human-to-machine interface products and services, since February 1998, and a director of Radian since November 1992. Age: 61.

Directors Continuing in Office With Terms Expiring in 2004

James W. Jennings

Mr. Jennings was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He has been a director of Radian since January 1993. Age: 66.

Roy J. Kasmar

Mr. Kasmar has been President and Chief Operating Officer of Radian and Radian Guaranty since June 1999. He joined Amerin Guaranty Corporation, an Illinois domiciled insurer and wholly-owned subsidiary of Radian (“Amerin”), as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin in November 1997. He has been a director of Amerin since December 1996, and he was a director of Amerin Corporation from September 1998 until its acquisition by Radian in June 1999, at which time he became a director of Radian. In the years before that, he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage, the Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group, and Vice President in charge of secondary marketing of Chase Home Mortgage. Age: 47.

Herbert Wender

Mr. Wender has been Lead Director and Chairman of the Executive Committee of Radian’s Board of Directors since May 1999. He served as Chairman of the Board of Directors of Radian from August 1992 to May 1999. He was Chairman of the Board and Chief Executive Officer of Radian Guaranty from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender served variously as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s corporate predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992. Age: 65.

Directors Continuing in Office With Terms Expiring in 2005

David C. Carney

Mr. Carney has been Chairman of the Board of Directors of ImageMax, Inc. since 1999 and a director of ImageMax, Inc. since 1997. He has also served as President of David Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. He currently serves as a director of AAA Mid-Atlantic and Keystone Insurance Company. He has been a director of Radian since November 1992. Age: 65.

Howard B. Culang

Mr. Culang has been President of Laurel Corporation, a financial services firm, since January 1996. He has been Managing Member of JH Capital Management, a management company for a private equity fund, since July 1998, and Managing Member of Cognitive Capital Management, a management company for a private fund of funds, since January 2001. He also served as President of World Stories, LLC from January 1999 until January 2001. He has also served in the past as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company. He has been a director of Radian since June 1999. Age: 56.

Ronald W. Moore

Mr. Moore has been an Adjunct Professor of Business Administration, Graduate School of Business Administration, Harvard University since 1990. Mr. Moore has been a director of Radian since November 1992. Age: 57.

Meetings of the Board of Directors and its Committees

Our Board of Directors holds regular quarterly meetings, and special meetings as and when necessary. The Board of Directors met five times during 2002. In addition to an Executive Committee, the Board of Directors has the following standing committees: Compensation and Human Resources Committee, Audit and Risk Management Committee, Governance Committee and Investment Committee. We describe each committee below. Each director participated in at least 75% of the meetings of the Board of Directors and the committees on which he or she served, held during 2002.

Executive Committee.    The Executive Committee is made up of Messrs. Wender (Chairman), Filipps, Carney and Schweiger. This Committee is responsible for facilitating strategic transactions and other matters on behalf of the Board, when directed by the Board, and for advising Radian’s Chief Executive Officer and other senior executives between regular meetings of the full Board. The Executive Committee met four times during 2002.

Compensation and Human Resources Committee.    The Compensation and Human Resources Committee is made up of four independent directors, Messrs. Hopkins (Chairman), Richards, Culang and Moore. Ms. Rosemarie Greco, who resigned from our Board in early January 2003, served on this Committee during all of 2002. This Committee oversees corporate compensation and benefit policies and programs for Radian and its subsidiaries, including setting annual compensation for senior managers, and reviews the quality and depth of the pool of managers throughout the Radian organization as well as Radian’s management development practices and programs. The Compensation and Human Resources Committee met four times during 2002. The Compensation and Human Resources Committee’s report for fiscal year 2002 appears on page 17 of this Proxy Statement.

Audit and Risk Management Committee.    The Audit and Risk Management Committee is made up of four independent directors, Messrs. Carney (Chairman), Jennings, Schweiger and Culang. This Committee is responsible for selecting and overseeing the work of Radian’s independent auditor, reviewing Radian’s annual audited and interim financial results, reviewing Radian’s accounting and reporting principles and policies, and overseeing Radian’s risk management operations. The Audit and Risk Management Committee operates under a written charter adopted by our Board. In January 2003 our Board adopted amendments to the charter to reflect recent corporate governance initiatives of the federal government and the New York Stock Exchange. The revised charter is attached to this Proxy Statement as Appendix A. The Audit and Risk Management Committee met eight times during 2002. The Audit and Risk Management Committee’s Report for fiscal year 2002 appears on page 19 of this Proxy Statement.

Governance Committee.    The Governance Committee is made up of four independent directors, Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings. Ms. Rosemarie Greco, who resigned from our Board in early January 2003, served on this Committee during all of 2002. This Committee oversees the process of Board governance, which involves making recommendations for nomination by the Board and election by Radian’s stockholders to the Board of Directors, recommending committee membership and chairperson appointments, conducting periodic Board and individual director self-assessments, and examining the governance process in light of external and internal issues. The Governance Committee considers nominees recommended by stockholders for Board membership. The procedures for stockholders to follow in nominating candidates to the Board of Directors is described in the section of this Proxy Statement entitled “OTHER INFORMATION—Stockholder Proposals for the 2004 Annual Meeting” on page 21. The Governance Committee met three times during 2002. Upon the Governance Committee’s recommendation, Radian’s Board of Directors adopted a set of Guidelines of Corporate Governance at its January 2003 meeting, a copy of which is attached to this Proxy Statement as Appendix B.

Investment Committee.    The Investment Committee is made up of four independent directors, Messrs. Moore (Chairman), Culang, Jennings and Richards. This Committee establishes investment policy guidelines for Radian and our subsidiaries, and regularly reviews the performance of the investment portfolio and of the investment professionals to ensure adherence to those guidelines. The Investment Committee met four times during 2002.

EXECUTIVE OFFICERS OF RADIAN

The information provided below about our executive officers has been provided by each officer as of February 1, 2003. Radian’s executive officers are elected by the Board of Directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. References in this section to “Radian Guaranty” are to Radian Guaranty Inc., one of our operating subsidiaries.

Mark A. Casale

Mr. Casale, Senior Vice President, Strategic Investments, joined Radian in that position in May 2001. From August 2000 until April 2001, he served as Vice President of Society Hill Capital Management, where as vice president he managed the research of and investment in publicly traded debt and equity securities. From February 1992 until May 2000, he served as Senior Vice President, Corporate Finance Services and in various other management positions with Advanta Corporation, a financial services company. Age: 38.

Frank P. Filipps	Information about Mr. Filipps is set forth on page 3 of this Proxy Statement.

Martin Kamarck

Mr. Kamarck joined Radian in February 2001 through Radian’s acquisition of Enhance Financial Services Group Inc. (“Enhance”). He joined Enhance in April 1999 as President—Insurance Businesses, in which capacity he also served as President of Enhance’s wholly-owned subsidiaries, Asset Guaranty Insurance

Company (now named Radian Asset Assurance Inc.) and Enhance Reinsurance Company (now named Radian Reinsurance Inc.). He continues to serve as President of Radian Asset Assurance Inc. and Radian Reinsurance Inc. From April 1997 through 1999, Mr. Kamarck was President and Chief Operating Officer of AEW Capital Management L.P., a leading real estate investment management firm now owned by CDC Ixis. Before that, Mr. Kamarck served in various positions, including President and Chairman, at the Export-Import Bank of the United States.In the years before that, he served in various executive positions with Financial Guaranty Insurance Company. He has been a member of the board of directors of the Association of Financial Guaranty Insurers since 1999 and was Vice Chairman from 2000-2001. Age: 53.

Roy J. Kasmar	Information about Mr. Kasmar is set forth on page 4 of this Proxy Statement.

C. Robert Quint

Mr. Quint, Executive Vice President and Chief Financial Officer of Radian, was named to that position in April 1999. He was named Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996. In January 1995, he was named Vice President, Finance and Controller of Radian and Radian Guaranty.Before that, he served as Vice President, Administration and Controller of Radian. He joined Radian Guaranty as Vice President, Administration and Controller in August 1990. Age: 43.

Elizabeth Shuttleworth

Ms. Shuttleworth, Senior Vice President and Chief Information Officer of Radian, was named to her position in October 2001. She joined Radian Guaranty in May 2001 as Executive Vice President of Information Systems. From 1998 to May 2001 Ms. Shuttleworth was Vice President of Information Technology and Chief Information Officer of Vlasic Foods International Inc. Age: 51

Scott Stevens

Mr. Stevens, Senior Vice President of Human Resources and Administration of Radian, was named to that position in February 2001. He was named Senior Vice President, Human Resources and Administration of Radian Guaranty in July 1998. He joined Radian Guaranty as Vice President, Human Resources and Administration in June 1995. Before joining Radian Guaranty, he was a private human resources consultant to several firms. Age: 47

Howard S. Yaruss

Mr. Yaruss, Executive Vice President, Secretary, General Counsel and Corporate Responsibility Officer of Radian, was named Executive Vice President in February 2002 and Corporate Responsibility Officer in November 2002. He joined Radian and Radian Guaranty in July 1997 as Senior Vice President, Secretary and General Counsel. Before that, served as Vice President, Assistant General Counsel and Assistant Secretary of Capital Reinsurance Company, a reinsurance company. Age: 44.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

Security Ownership of Management

The following table sets forth, as of February 28, 2003, all shares of Radian common stock that are deemed to be beneficially owned by each director and nominee for director, each executive officer of Radian named in the Summary Compensation Table on page 10 of this Proxy Statement, and the directors and all current executive officers of Radian as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or to dispose of them, or if the person has the right to acquire them within 60 days after February 28, 2003 (such as by exercising options). Each person listed in the table has sole voting and dispositive power with respect to the shares owned by him

Name	Shares Beneficially Owned(1)	Percent Of Class
Frank P. Filipps	676,734	*
Herbert Wender	324,750	*
C. Robert Quint	253,980	*
Roy J. Kasmar	184,444	*
Howard S. Yaruss	75,786	*
Martin Kamarck	74,425	*
James W. Jennings	55,500	*
David C. Carney	39,200	*
Robert W. Richards	36,900	*
Ronald W. Moore	36,000	*
Anthony W. Schweiger	28,500	*
Howard B. Culang	12,800	*
Stephen T. Hopkins	12,800	*
All directors and current executive officers as a group (16 persons)	1,861,988	1.96%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	Includes:

•	Shares allocable to employee contributions to the Radian Common Stock Fund under Radian’s Savings Incentive Plan as of February 28, 2003;

•	Shares that may be acquired within 60 days after February 28, 2003 through exercise of stock options, as follows: Mr. Filipps—417,896 shares; Mr. Wender—320,750 shares; Mr. Quint—223,492 shares; Mr. Kasmar—165,281shares; Mr. Kamarck—69,096 shares; Mr. Carney—30,000 shares; Mr. Jennings—30,000 shares; Mr. Yaruss—64,500 shares; Mr. Moore—30,000shares; Mr. Richards—30,000 shares; Mr. Schweiger—12,000 shares; Mr. Culang—9,600 shares; Mr. Hopkins—9,600 shares; and all directors and executive officers as a group—1,454,377 shares; and

•	Shares that may be acquired upon vesting of phantom stock awards granted under Radian’s Equity Compensation Plan, as as follows: Mr. Filipps—25,369 shares; Mr. Wender—0 shares; Mr. Quint—6,688 shares; Mr. Kasmar—6,293 shares; Mr. Kamarck—5,025 shares; Mr. Carney—4,000 shares; Mr. Jennings—4,000 shares; Mr. Yaruss—5,070 shares; Mr. Moore—4,000 shares; Mr. Richards—4,000 shares; Mr. Schweiger—4,000 shares; Mr. Culang—3,200 shares; Mr. Hopkins—3,200 shares; and all directors and executive officers as a group—79,055 shares. Although phantom stock awards generally vest after between one and five years, all phantom stock awards vest immediately upon a grantee’s termination of employment, under certain circumstances, or departure from our Board of Directors.

Security Ownership of Certain Stockholders

The following table sets forth all shares of Radian common stock that are beneficially owned by each person known by us to be the beneficial owner of more than 5% of Radian common stock, based upon information provided by such persons. We use the term “beneficial ownership” here with the same meaning as in the preceding table.

Name and Business Address	Shares Beneficially Owned	Percent of Class	Voting Power		Investment Power
			Sole	Shared	Sole	Shared
INVESCO Institutional (NA), Inc.(1) 1315 Peachtree Street NE Atlanta, GA 30309	8,441,522	8.93%	0	8,441,522	0	8,441,522

Putnam, LLC(2) One Post Office Square Boston, MA 02109	7,988,832	8.5%	0	1,307,127	0	7,988,832

(1)	Based on a Schedule 13G/A dated June 10, 2002 filed by INVESCO with the Securities and Exchange Commission on June 11, 2002.
(2)	Based on a Schedule 13G dated February 5, 2003 filed by Putnam with the Securities and Exchange Commission on February 14, 2003, on behalf of itself and various affiliates through which it owns the common stock reported in the table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2002, our directors and executive officers complied with all applicable filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except as follows: Mr. Martin Kamarck, an executive officer of Radian named in the Summary Compensation Table in this Proxy Statement, and Mr. Herbert Wender, a director of Radian, each inadvertently failed to file on a timely basis an annual Form 5 with respect to fiscal 2001. A Form 5 disclosing one reportable transaction was subsequently filed by each of Messrs. Kamarck and Wender in early 2003. The foregoing statements are based solely upon our review of copies of reports furnished to us and written representations of our directors and executive officers that no other reports were required.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Mr. Wender receives as compensation for his services as Lead Director of our Board of Directors $100,000 per year plus an annual grant of stock options with a present value on the date of grant of approximately $100,000. All of our other non-employee directors receive an annual fee for their services of $20,000, a $2,000 annual fee for serving as the chairperson of a committee, a $1,500 fee for each Board meeting attended, a $1,500 fee for each committee meeting attended not in conjunction with a Board meeting and a $500 fee for each committee meeting attended in conjunction with a Board meeting attended. In addition, non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with a Board or committee meeting. Each non-employee director receives an annual grant of 800 phantom stock awards under our Equity Compensation Plan that vest immediately upon his or her departure from the Board. Each non-employee director also receives an annual grant of 2,400 non-qualified stock options under our Equity Compensation Plan at the fair market value of our common stock on the date of the grant. These options become vested and fully exercisable on the first anniversary of the date of the grant, as long as the optionee is serving as a director on such anniversary date. Directors who are our employees do not receive additional compensation for their service as directors.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information for the years ended December 31, 2002, 2001 and 2000 as to the compensation of (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers other than the Chief Executive Officer.

Long-Term Compensation
	Annual Compensation			Awards		Payouts
Name And Principal Position	Year	Salary ($)(1)	Bonus ($)(2)(3)	Securities Underlying Options and Phantom Stock Awards (#)(4)(5)		LTIP Payouts ($)(6)	All Other Compensation ($)(7)
Frank P. Filipps Chairman of the Board and Chief Executive Officer	2002 2001 2000	725,000 675,000 530,000	971,500 900,450 737,000	138,369 285,955 248,764	(8) (9)	1,233,821 — —	50,335 8,716 47,634

Roy J. Kasmar President and Chief Operating Officer	2002 2001 2000	455,000 425,000 397,500	457,275 425,212 399,487	61,293 59,683 87,237		319,152 — —	86,701 8,639 75,870

Martin Kamarck President of Enhance Financial Services Group Inc.(10)	2002 2001	432,923 343,918	365,150 272,136	50,025 33,794		— —	36,985 11,242

C. Robert Quint Executive V.P., Chief Financial Officer	2002 2001 2000	320,000 300,000 237,500	268,000 250,125 198,906	33,688 37,294 43,604		290,422 — —	12,007 8,591 18,361

Howard S. Yaruss Executive V.P., Secretary, General Counsel and Chief Responsibility Officer	2002 2001 2000	266,500 250,000 183,750	223,110 220,000 137,812	28,070 26,303 26,688		160,745 — —	11,493 8,519 17,446

(1)	Includes employee contributions to our Savings Incentive Plan.
(2)	Bonus amounts reported have been reduced by the phantom stock grants included in the Long-Term Compensation Awards column of this table and in the Long-Term Incentive Plans table on page 12.
(3)	All or a portion of the bonus may have been deferred pursuant to the terms of our Deferred Compensation Plan, described on page 14 of this Proxy Statement.
(4)	Adjusted for the 2-for-1 stock split that occurred on June 21, 2001.
(5)	Numbers reported for each year include phantom stock granted in lieu of a portion of the cash bonus amount earned in that year. For 2001 only, numbers reported for Messrs. Filipps, Quint and Yaruss also include phantom stock awards granted in connection with Radian’s acquisition of Enhance Financial Services Group Inc. in February 2001.
(6)	Amounts in this column represent the dollar value of shares of our common stock delivered upon the vesting of phantom stock awards previously granted, based on the fair market value of our common stock on the date of delivery, as follows: Mr. Filipps: 15,000 shares delivered January 2, 2002 and 13,352 shares delivered February 7, 2002; Mr. Kasmar: 7,237 shares delivered February 7, 2002; Mr. Quint: 3,000 shares delivered January 2, 2002 and 3,603 shares delivered February 7, 2002; and Mr. Yaruss: 2,000 shares delivered January 2, 2002 and 1,689 shares delivered February 7, 2002.
(7)	For 2002, represents:
•	Matching contributions by Radian under the Savings Incentive Plan in the amount of $10,000 to each of the named executive officers in the table;

•	The dollar value of insurance premiums paid by Radian for term life insurance for the benefit of the executive officers named in the table in the following amounts: Mr. Filipps—$2523; Mr. Kasmar—$1583; Mr. Kamarck—$1513; Mr. Quint—$1113; and Mr. Yaruss—$927. In addition, Mr. Kamarck’s total includes $25,472 in long-term disability insurance premiums paid by Radian on his behalf;
•	Dividend equivalents, payable in cash, on phantom stock earned by the named executive officers in 2002 as follows: Mr. Filipps—$4,068; Mr. Kasmar—$667; Mr. Kamarck—$0; Mr. Quint—$894; and Mr. Yaruss—$566; and
•	For Mr. Kasmar, previously incurred relocation expenses in the amount of $56,532.
•	The imputed income from premiums paid by Radian under variable life insurance policies on the lives of Messrs. Filipps and Kasmar pursuant to Radian’s Secured Benefit Plan in the amount of $33,744 and $17,919, respectively. The premiums for these policies were paid in early 2002 in respect of fiscal year 2001, upon adoption of the Secured Benefit Plan in December 2001, solely to secure Radian’s obligations under its Supplemental Executive Retirement Plan referred to in the discussion of Radian’s pension plans on page 14 of this Proxy Statement. Although the executive officers do not have a direct interest in the policies’ cash surrender value, Radian has suspended premium payments under the Secured Benefit Plan as to all of Radian’s executive officers until clarification of a provision of the Sarbanes-Oxley Act of 2002 prohibiting loans to executive officers.
(8)	Includes Mr. Filipps’ reload grants totaling 150,386 options as a result of a stock swap and reload transaction which occurred in 2001.
(9)	Includes Mr. Filipps’ reload grants totaling 37,706 options as a result of two stock swap and reload transactions which occurred in 2000.
(10)	Employment with Radian commenced upon our acquisition of Enhance Financial Services Group Inc. on February 28, 2001. The table reflects only amounts earned following the acquisition.

Option Grants in Last Fiscal Year

The following table sets forth certain information about grants of stock options made in respect of fiscal year 2002 to our executive officers named in the Summary Compensation Table.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 years) ($) (2)
Name	Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	5%	10%
Frank P. Filipps	125,000	13.6	35.79	1/30/13	2,813,517	7,130,006
Roy J. Kasmar	55,000	6.0	35.79	1/30/13	1,237,948	3,137,202
Martin Kamarck	45,000	4.9	35.79	1/30/13	1,012,866	2,566,802
C. Robert Quint	30,000	3.3	35.79	1/30/13	675,244	1,711,201
Howard S. Yaruss	25,000	2.7	35.79	1/30/13	562,703	1,426,001

(1)	All options shown in the table were granted in January 2003 but relate to fiscal 2002. The options vest in four equal installments on each of January 30, 2004, 2005, 2006 and 2007. The options have a reload feature whereby options exercised may be paid for with previously owned mature shares of common stock, and a regrant of the number of options equal to those shares exchanged will occur at the then-current fair market value for the remaining term of the original option grant.
(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the rules of the Securities and Exchange Commission and therefore are not intended to and do not forecast possible future appreciation in the value of our common stock. These rules permit the use of estimated grant date present value of options as an alternative to potential realizable value of options, which would estimate the present, and therefore a lower, value. We do not use this alternative formula because we do not believe that it would determine with reasonable accuracy a present value based on future unknown or volatile factors.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

The following table sets forth certain information about exercises of stock options during fiscal 2002 and the value of unexercised stock options at December 31, 2002 for our executive officers named in the Summary Compensation Table.

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (1)		Value of Unexercised In-The-Money Options at December 31, 2002 (2) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank P. Filipps	70,628	1,624,983	326,646	539,438	2,328,680	4,893,010
Roy J. Kasmar	12,047	407,961	130,281	232,983	1,638,899	1,859,592
Martin Kamarck	—	—	69,096	86,319	127,413	171,163
C. Robert Quint	34,603	1,265,322	196,992	144,990	4,622,564	1,269,956
Howard S. Yaruss	3,689	160,745	49,875	94,998	456,814	777,455

(1)	There is a reload feature attached to outstanding option grantswhereby options exercised may be paid for with previously owned shares of common stock and a regrant of the number of options equal to those shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.
(2)	At December 31, 2002, the closing price of a share of our common stock on the New York Stock Exchange was $37.15.

Long-Term Incentive Plans—

Phantom Stock Awards in Last Fiscal Year

The following table sets forth certain information about grants of phantom stock under our Equity Compensation Plan made in respect of fiscal year 2002 to our executive officers named in the Summary Compensation Table.

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout(2)
Frank P. Filipps	13,369	January 30, 2004
Roy J. Kasmar	6,293	January 30, 2004
Martin Kamarck	5,025	January 30, 2004
C. Robert Quint	3,688	January 30, 2004
Howard S. Yaruss	3,070	January 30, 2004

(1)	For each officer in the table, the number represents the grant of phantom stock awards in lieu of a portion of the officer’s annual cash bonus earned in 2002, and granted on February 14, 2003 based on the fair market value of our common stock on January 30, 2003 ($35.79 per share). For additional information regarding these awards, see the report of the Compensation and Human Resources Committee of our Board of Directors on page 17 of this Proxy Statement.
(2)	Phantom stock awards generally vest one year from the valuation date. The phantom stock awards are payable in shares of Radian common stock, delivered automatically within 15 days of the vesting date.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 about equity awards under our equity compensation plans and arrangements in the aggregate.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by stockholders(2)	3,628,679	(3)	$24.72	(4)	2,990,883	(5)
Equity compensation plans not approved by stockholders	—		—		—
Total	3,628,679		$24.87		2,990,883

(1)	The table does not include information for equity compensation plans assumed by Radian in mergers, under which Radian does not grant additional awards, but under which awards were outstanding as of December 31, 2002. A total of 1,364,486 shares of our common stock were issuable upon exercise of options previously granted under these plans and outstanding as of December 31, 2002, with a weighted average exercise price of $34.99.
(2)	These plans consist of Radian’s 1992 Stock Option Plan, which is expired but under which options remain outstanding as of December 31, 2002, Radian’s Equity Compensation Plan and Radian’s 1997 Employee Stock Purchase Plan.
(3)	Includes 91,278 phantom stock awards outstanding under the Equity Compensation Plan as of December 31, 2002.
(4)	Includes 48,178 phantom stock awards granted in lieu of cash bonuses, valued at the fair market value of our common stock on the date of grant, and 43,100 additional phantom stock awards valued at zero.
(5)	Includes 348,193 shares available for issuance as of December 31, 2002 under Radian’s 1997 Employee Stock Purchase Plan and 2,642,690 shares available for issuance under Radian’s Equity Compensation Plan in the form of stock options or phantom stock awards.

C hange in Control Agreements

We have entered into change in control agreements with several of our executives, including those named in the Summary Compensation Table on page 10 of this Proxy Statement. Each change in control agreement has an initial term of three years and upon expiration of the initial term will be automatically extended for successive one-year terms, unless terminated by either party. The change in control agreements provide that in the event that, within two years after a “change in control” of Radian or Radian Guaranty Inc., the executive’s employment is terminated (i) by Radian for any reason other than (A) the executive’s continued illness, injury or incapacity for a period of twelve consecutive months or (B) for “cause,” which means misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of Radian and its subsidiaries taken as a whole, or (ii) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to two times the sum of (i) the executive’s then-current annual base compensation and (ii) the target bonus for the year in which the termination occurs. Additionally, upon a change in control (as defined in the agreements), all of the executive’s options and phantom stock awards not then vested would fully vest, and any restricted stock previously granted to the executive which has not yet vested or become freely transferable would become fully vested and freely transferable.

Enhance Financial Services Group Inc., the wholly-owned intermediate holding company of our financial guaranty insurance subsidiaries acquired in February 2001 (“Enhance”), has entered into a Second Amended and

Restated Change-In-Control Protection Agreement with Martin Kamarck. Under that agreement, if Mr. Kamarck’s employment is terminated by Enhance and its subsidiaries without cause or if he departs with good reason within 24 months after a change of control, Mr. Kamarck is entitled to cash severance in a lump sum equal to three times his then annual compensation (including a bonus component represented by the prior year’s bonus). He is also entitled to receive a bonus for the year of termination pro rata through the date of termination and become immediately and fully vested in Enhance’s non-qualified supplemental pension plan referred to below. In addition, he is entitled to receive outplacement assistance, will remain covered under Enhance’s and its subsidiaries’ welfare benefit and perquisite programs offered and will be entitled to continue to participate in Radian’s Stock Incentive Plan (including the receipt of Radian’s matching contributions) for a period of time following termination. Furthermore, all of his options and other long-term incentives immediately vest upon a change in control. Upon Radian’s acquisition of Enhance in 2001, Mr. Kamarck’s then-outstanding options immediately vested.

Deferred Compensation Plan

In October 1999, our Board of Directors approved a Deferred Compensation Plan for certain key officers. The Deferred Compensation Plan affords the key officers the opportunity to elect to defer receipt of their annual bonus monies. This program provides a way for key officers to defer income and tax liability while earning a rate of return equal to either (i) 200 basis points above the U.S. 30-year Treasury rate or (ii) Radian’s return on equity.

Radian Pension Plan and Supplemental Executive Retirement Plan

Our Board of Directors adopted a defined benefit pension plan in 1992, which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code (“Pension Plan”). All salaried and hourly employees of Radian and its participating subsidiaries are eligible to participate in the Pension Plan upon the attainment of 20 ½ years of age and one year of eligible service. A participant is generally fully vested after five years of service subsequent to age 18.

Our Board of Directors also adopted a nonqualified supplemental executive retirement plan in 1997 (“SERP”) for selected senior officers of Radian and its participating subsidiaries, intended to provide such officers with retirement benefits supplemental to the Pension Plan. The difference between the SERP and the Pension Plan is that the SERP is not subject to the statutory cap on compensation that may be taken into account for the calculation of benefits ($200,000 in 2002) and the statutory cap on actual benefits ($160,000 in 2002). The benefit under the SERP is determined using a formula similar to that used under the Pension Plan, but based on total compensation (inclusive of salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest. In December 2001, Radian agreed to fund the SERP through the purchase of variable life insurance policies pursuant to a split-dollar life insurance program under Radian’s Secured Benefit Plan. As indicated in footnote 7 to the Summary Compensation Table on page 10 of this Proxy Statement, Messrs. Filipps and Kasmar are currently the only executive officers of Radian named in the Summary Compensation Table that were eligible to participate in the Secured Benefit Plan.

The following table sets forth the approximate annual retirement benefits that a full-time participating employee, including an officer, may receive under Radian’s Pension Plan and SERP, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Average Annual Salary (as defined below) and years of credited service. Benefits shown in the table in excess of $160,000 are payable only to persons designated by the Board of Directors as eligible to participate in the SERP. The benefits shown in the table are computed on the basis of straight life annuity amounts and are subject to offset for Social Security payments.

RADIAN GROUP INC.

PENSION PLAN TABLE

AVERAGE ANNUAL SALARY	YEARS OF CREDITED SERVICE
	5	10	15	20	25	30	35
$100,000	$7,000	$14,100	$21,100	$28,100	$35,100	$42,200	$49,200
$150,000	11,000	22,100	33,100	44,100	55,100	66,200	77,200
$170,000	12,600	25,300	37,900	50,100	63,100	75,800	88,400
$200,000	15,000	30,100	45,100	60,100	75,100	90,200	105,200
$250,000	19,000	38,100	57,100	76,100	95,100	114,200	133,200
$300,000	23,000	46,100	69,100	92,100	115,100	138,200	161,200
$500,000	39,000	78,100	117,100	156,100	195,100	234,200	273,200
$750,000	59,000	118,100	177,100	236,100	295,100	354,200	413,200
$1,000,000	79,000	158,100	237,100	316,100	395,100	474,100	553,200

Average Annual Salary consists of an executive’s average base salary for the five consecutive calendar years for which such average is highest out of the last 10 consecutive years of service. The years of credited service and Average Annual Salary as of December 31, 2002, respectively, for each officer named in the Summary Compensation Table on page 10 are as follows: Mr. Filipps—10 years, $853,000; Mr. Kasmar—7 years, 617,000; Mr. Quint—19 years, 330,000; and Mr. Yaruss—6 years, 256,000. Mr. Kamarck began participating in Radian’s Pension Plan and SERP effective November 1, 2002.

En hance Pension Plan and Supplemental Pension Plan

On October 31, 2002, Radian terminated Enhance’s tax-qualified, defined benefit pension plan (the “Enhance Pension Plan”). The Enhance Pension Plan covered employees of Enhance and its direct wholly-owned subsidiaries who had attained age 21 and had completed at least one year of service. Those employees will receive a lump-sum payout based on their vested amounts in the Enhance Pension Plan, which is expected to be paid in Summer 2003. Mr. Kamarck’s estimated payout will be $90,000. Effective November 1, 2002, employees covered by the Enhance Pension Plan began participating in Radian’s Pension Plan.

In addition, in 1999 Enhance adopted a non-qualified supplemental pension plan (the “Enhance Supplemental Plan”), available to all employees of Enhance who were eligible to participate in the Enhance Pension Plan and who received total annual compensation in excess of the statutory maximum. On October 31, 2002, Radian froze the Enhance Supplemental Plan, so that all benefits accrued up to that date will be paid upon the retirement of the participating Enhance employees. Mr. Kamarck’s estimated accrued benefit as of October 31, 2002 was $87,000. Effective November 1, 2002, all such participating Enhance employees began participating in Radian’s SERP.

The following table sets forth the approximate annual retirement benefits that would have been payable under the Enhance Pension Plan and the Enhance Supplemental Plan assuming retirement at normal retirement age at various levels of compensation and years of service. Such benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.

ENHANCE PENSION PLAN TABLE

HIGHEST AVERAGE COMPENSATION	YEARS OF CREDITED SERVICE
	5	10	15	20	25	30	35
$100,000	$11,250	$22,500	$33,750	$42,500	$51,250	$56,250	$56,250
$150,000	16,875	33,750	50,625	63,750	76,875	84,375	84,375
$170,000	19,125	38,250	57,375	72,250	87,125	95,625	95,625
$200,000	22,500	45,000	67,500	85,000	102,500	112,500	112,500
$250,000	28,125	56,250	84,375	106,250	128,125	140,625	140,625
$300,000	33,750	67,500	101,250	127,500	153,750	168,750	168,750
$500,000	56,250	112,500	168,750	212,500	256,250	281,250	281,250
$750,000	84,375	168,750	253,125	318,750	384,375	421,875	421,875
$1,000,000	112,500	225,000	337,500	425,000	512,500	562,500	562,500

Compensation covered by the Enhance Pension Plan consists of the average of the participant’s three highest consecutive years of earnings. As of the year ended December 31, 2002, Mr. Martin Kamarck, the executive officer named in the Summary Compensation Table who participated in the Enhance Pension Plan until its termination on October 31, 2002, had 4 years of credited service under the Enhance Pension Plan.

Total Stockholder Return Graph

Set forth below is a line graph comparing, for the period December 31, 1997 through December 31, 2002, the cumulative total return to stockholders of a $100 investment in (i) Radian’s common stock, (ii) the Standard and Poor’s 500 index, and (iii) a peer group constructed by Radian consisting of MGIC Investment Corporation, PMI Group Inc., ACE Limited, XL CAPITAL LTD, MBIA Inc. and AMBAC Financial Group, Inc.

Total stockholder return is determined by dividing (i) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (ii) the share price at the beginning of the period.

Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the graph.

	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02

Radian Group Inc	100	76.27	79.48	125.22	143.59	124.41

S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10

Peer Group	100	95.72	82.13	131.33	132.67	108.97

Compensation and Human Resources Committee Report on Compensation of Executive Officers of the Company

The Compensation and Human Resources Committee (the “Committee”) of Radian’s Board of Directors has provided the following report on executive compensation for fiscal 2002:

Compensation Philosophy

The Committee believes that Radian’s executive compensation program should be closely related to the services that the executive officers perform for Radian and the value that those services bring to Radian’s stockholders. Therefore, in practice, it believes an executive’s compensation should be based in part on the achievement by Radian of certain specified financial objectives, and in part on the achievement by the executive of specific, individual objectives. Radian’s financial objectives are recommended by management and are approved by the Committee and further ratified by the full Board of Directors. Individual objectives are established jointly by the executive officer and the Committee. Achievement of both corporate and individual objectives should lead to improved performance and greater value to the stockholders. The Committee has worked with an outside advisor in the past. In 2003, the Committee will select an independent advisor to review compensation and human resources programs and practices.

Types of Compensation

Radian’s executive compensation program has three components: Annual base salary; annual bonus; and stock options. The variable portions of the executive compensation program (annual bonus and stock options) are directly tied to the results of Radian’s operations. The annual bonus has been designed to recognize shorter-term results while awards of stock options have been implemented to recognize sustained corporate growth and profitability.

Annual Base Salary

The annual base salary levels for Radian’s executive officers are intended to be competitive with salaries for executive officers in comparable industries with similar levels of responsibility. Radian believes the salaries are competitive. Salaries paid to executive officers are fixed by the Committee. The Committee grants periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive officer’s current salary.

Annual Bonus

The annual bonus plan is designed to reflect the achievement of specific individual and corporate goals and objectives. The award of an annual bonus recognizes the individual contributions of an executive officer to Radian’s operations. Each executive officer’s contributions are measured against specific objectives and targets for the executive officer and the Company. Among the factors considered in establishing corporate objectives are Radian’s return on equity, net income, combined ratio, growth in earnings and revenue, reduction in expenses, and increases in productivity. Individual objectives are based on the executive officer’s position with Radian or an affiliate. Each year, the Chairman of the Board of Directors reviews the performance of all executive officers and makes specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. The amount of the annual bonus actually awarded to an executive officer is based on the executive officer’s having met or exceeded the pre-established annual targets. Failure to reach those targets results in a lower annual bonus award and may, in the appropriate circumstances, result in no award.

Beginning with the annual bonuses earned in 2000 by executive officers and other key officers designated by Mr. Filipps, Radian pays a portion of the annual bonus in shares of phantom stock in lieu of cash, valued at the fair market value on the grant date. The portion of the bonus that is paid in phantom shares is determined by the title of an executive’s position. The phantom shares vest one year after the grant date, so that a portion of the executive’s bonus is tied to our stock price over the next year. Because the attainment of Radian’s corporate and individual goals and objectives should lead to increased stockholder returns, the Committee believes the annual bonus plan creates a direct relationship between executive compensation and the creation of additional value for the stockholders.

Long-term Equity Incentive

Through Radian’s 1992 Stock Option Plan and Equity Compensation Plan, Radian rewards the contributions of key employees—executive officers and others. Based upon a review of practices by corporations of similar size and/or business and management’s recommendations, the Committee has approved guidelines that provide for stock option grants to executive officers and key employees (i) annually, in recognition of services performed during a fiscal year as well as for retention and prospective service purposes and (ii) upon the occurrence of one or more of the following events: initial employment; promotion to a new, more senior position with increased responsibility and accountability; and the attainment of specific goals and objectives by an executive officer or key employee and by Radian.

The Committee reviews the individual performance of Messrs. Filipps, Kasmar and Kamarck. The performance of Radian’s other executive officers is reviewed by Mr. Filipps, who makes specific recommendations to the Committee regarding the eligibility of, and the number of stock options to be granted to, those executive officers who have made significant contributions to Radian’s results of operations.

To make its determinations, the Committee evaluates Radian’s performance during a calendar year by reference to such factors as Radian’s competitive position, growth in earnings and return on equity, and, in the case of executive officers other than the Chief Executive Officer, examines the recommendations of the Chief Executive Officer. The Committee grants, subject to approval and ratification by the Board of Directors, stock options to the Chief Executive Officer and other executive officers and key employees.

Compensation of the Chief Executive Officer

Mr. Filipps’ annual compensation is fixed by the Committee. The Committee may grant periodic salary increases, if warranted, after a review of Mr. Filipps’ performance and an assessment of the competitiveness of Mr. Filipps’ current base salary. The award of an annual bonus recognizes Mr. Filipps’ contributions to Radian’s overall results. Contributions are measured against specific goals and objectives that are established jointly by the Committee and Mr. Filipps at the beginning of each year. In setting Mr. Filipps’ salary, bonus and option award for fiscal year 2002, the Committee considered Radian’s return on equity, combined ratio, growth in earnings and revenue, reduction in expenses and increases in profitability, changes in Radian’s risk profile, and implementation of Radian’s strategic plans (including the plan to diversify revenues), as well as other key measures of Radian’s performance.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s Chief Executive Officer and the four next most highly compensated executive officers, except to the extent that any amount in excess of such limit is paid pursuant to a plan containing a performance standard or a stock option plan that meets certain requirements. The amendments to Radian’s 1992 Stock Option Plan approved at its 1995 Annual Meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). Radian’s Equity Compensation Plan, adopted in 1995, was also drafted to comply with Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Radian and to the executive officers of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of Radian and its stockholders.

Members of the Compensation and Human Resources Committee

Robert W. Richards (Chairman)*

Howard B. Culang

Ronald W. Moore

*Chairman of the Committee during 2002

The preceding report and Total Stockholder Return Graph do not constitute soliciting material and should not be considered filed or incorporated by reference into any other of our filings with the Securities and Exchange Commission.

CERTAIN TRANSACTIONS

Anthony W. Schweiger, a member of our Board of Directors and of our Board’s Audit and Risk Management Committee, is a Principal of e-brilliance, LLC, a specialized information technology consulting and education firm. Mr. Schweiger maintains a 27% ownership interest in e-brilliance. Under an information technology services contract with e-brilliance entered into in September 2001, our subsidiary, Radian Guaranty Inc., paid e-brilliance $499,000 for services rendered in 2002. In 2001 and again in 2002, the disinterested members of our Board reviewed Mr. Schweiger’s association with e-brilliance, determined that Mr. Schweiger does not have a controlling interest in the overall business arrangements with Radian Guaranty Inc., and concluded that Mr. Schweiger’s relationship with e-brilliance does not interfere with his exercise of independent judgment as it relates to his participation on the Audit and Risk Management Committee. However, in light of more stringent director independence and other corporate governance requirements adopted by our Board in late 2002 in response to recent changes in federal law and to New York Stock Exchange corporate governance initiatives, the Board has determined that the e-brilliance contract should be terminated. Accordingly, effective December 31, 2002, the contract terminated. As a result, our Board has determined that, as of January 1, 2003, Mr. Schweiger would qualify as independent under the Sarbanes-Oxley Act of 2002 and currently proposed listing standards of the New York Stock Exchange.

AUDIT AND RISK MANAGEMENT COMMITTEE REPORT

The members of the Audit and Risk Management Committee of our Board of Directors have submitted the following report for the year ended December 31, 2002:

The functions of the Audit and Risk Management Committee are: To appoint the independent auditor to audit Radian’s books, records and accounts every year; to monitor the auditor’s independence; to monitor the professional services provided by the auditor, including pre-approving all audit and permissible non-audit services provided by the auditor in accordance with federal law and the rules and regulations of the Securities and Exchange Commission; to review audit results with the independent auditor; to review and approve Radian’s financial results and the financial disclosures in Radian’s filings with the Securities and Exchange Commission; to review with management, the independent auditor and Radian’s internal audit department Radian’s accounting and reporting principles, practices and policies and the adequacy of Radian’s internal controls and procedures for financial reporting; and to oversee Radian’s risk management operations.

The Audit and Risk Management Committee has reviewed and discussed with management the audited Consolidated Financial Statements of Radian Group Inc. and Subsidiaries for the year ended December 31, 2002, and has discussed with Deloitte & Touche LLP, Radian’s independent auditor for fiscal year 2002, the matters required to be discussed by SAS 61, “Codification of Statements on Auditing Standards,” AU § 380. The Audit and Risk Management Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

Based on its reviews and discussions described above, the Audit and Risk Management Committee has recommended to the Board of Directors that Radian’s audited financial statements be included in Radian’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the U.S. Securities and Exchange Commission.

Audit Fees

During fiscal year 2002, and in particular before the effectiveness of new SEC rules prohibiting the provision of certain non-audit services by a company’s independent auditor and requiring the Audit and Risk Management Committee’s pre-approval of all other non-audit services and all audit services, Deloitte & Touche LLP provided the following various audit, audit-related and non-audit services to Radian for the fees indicated:

a)	AUDIT FEES: The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Radian’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in Radian’s Quarterly Reports on Form 10-Q for that fiscal year were $1,108,919;

b)	FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: Deloitte & Touche LLP did not provide any professional services relating to financial information systems design and implementation during 2002; and

c)	ALL OTHER FEES: The aggregate fees billed by Deloitte & Touche LLP for professional services related to all other services provided during 2002 were $406,798, including tax services of $284,494, litigation support services of $89,882 and audit-related services (which generally includes consents and comfort letters and audits of Radian’s employee benefit plans) of $32,422.

Members of the Audit and Risk Management Committee

David C. Carney (Chairman)

James W. Jennings

Anthony W. Schweiger

Stephen T. Hopkins*

*	Member of the Committee during 2002

The preceding report does not constitute soliciting material and should not be considered filed or incorporated by reference into any other Company filing with the Securities and Exchange Commission.

In reviewing the independence of Deloitte & Touche LLP, the Audit and Risk Management Committee considered whether the provision of the services described above under the captions “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit and Risk Management Committee has adopted a revised charter, a copy of which is attached as Appendix A to this Proxy Statement.

OTHER INFORMATION

Expenses of Solicitation

Radian will bear the cost of the solicitation of proxies. In addition to the use of the mails, Radian has engaged Georgeson Shareholder Communications Inc. to solicit proxies by mail, telephone or personally, at a cost expected not to exceed $10,000. Proxies may also be solicited by Radian’s officers and directors and a small number of its employees, who will not be specially compensated for their services. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We will, upon request, reimburse their reasonable expenses.

Stockholder Proposals for the 2004 Annual Meeting

Stockholders must submit proposals on matters appropriate for stockholder action at annual meetings, other than director nominations, in compliance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in our proxy materials relating to the 2004 annual meeting, written proposals should be sent to the attention of our Secretary at our Philadelphia office no later than November 24, 2003.

Where a stockholder submits a proposal for consideration at the 2004 annual meeting outside of the process described in Rule 14a-8 under the Securities Exchange Act of 1934 rather than for inclusion in the proxy materials relating to the 2004 annual meeting, the stockholder must comply with the procedure set forth in our By-laws. This means that the written proposal must be received by our Secretary at our Philadelphia offices at least 60 days before the 2004 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2004 annual meeting, then the proposal must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2004 annual meeting or make such public disclosure). A copy of the full text of the relevant By-law provisions may be obtained by writing to our Secretary at our Philadelphia office.

Stockholders may nominate a candidate for election to our Board of Directors by sending written notice to our Secretary, which must be received at least 60 days before the 2004 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2004 annual meeting, then the nomination must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2004 annual meeting or make such public disclosure). A copy of the full text of the relevant By-law provisions may be obtained by writing to our Secretary at our Philadelphia offices. The notice to our Secretary must contain or be accompanied by the following information:

i.	the name, age, principal occupation, and business and residence address of each person nominated;

ii.	the class and number of shares of Radian capital stock owned by each person nominated;

iii.	any other information about each person nominated that would be required under relevant SEC rules to be in a proxy statement for a meeting involving the election of directors;

iv.	the name and record address of the stockholder making the nomination; and

v.	the class and number of shares of Radian capital stock owned by the stockholder making the nomination

ANNUAL REPORT ON FORM 10-K

The Company will furnish, without charge, to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company’s annual report on Form 10-K for the year ended December 31, 2002, including financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to Secretary, Radian Group Inc., 1601 Market Street, Philadelphia, PA 19103.

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

March 21, 2003

APPENDIX A

RADIAN GROUP INC.

Audit and Risk Management Committee Charter

Purpose of the Audit and Risk Management Committee

The Committee assists the Board in its responsibilities related to the integrity and reporting of the Company’s quarterly and annual financial statements, the independence and performance of the Company’s internal and external auditors, the Company’s system of internal controls and mechanisms for receiving complaints or orders regarding the Company’s accounting procedures. In performing its functions, the Committee engages its own legal counsel and other professional advisors, as it deems necessary.

The Committee is directly responsible for the appointment, compensation and oversight of the independent auditor who audits the Company’s financial statements.

The Committee reviews, prior to release, the quarterly and annual financial statement information, including “Management’s Discussion and Analysis.”

The Committee oversees the Company’s risk management operations.

The function of the Committee is oversight. Management remains in the first instance responsible for the preparation, presentation and integrity of the Company’s financial statements and public disclosures. Management is also responsible for maintaining appropriate accounting and financial policies and internal controls along with procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s Internal Audit department examines and evaluates business processes including the Company’s system of internal controls. The independent auditor is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards. Both the Director of Internal Audit and the independent auditor report directly to the Committee.

Organization

The Committee is composed of independent directors only. All Committee members are financially literate and there is at least one financial expert as that term may be defined by the Securities and Exchange Commission. The Chair of the Committee must have accounting or financial management experience. The word “independent” has the meaning ascribed to it in the Sarbanes-Oxley Act of 2002, the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines.

The determination of members’ independence, financial literacy and other qualifications to serve as a member of the Committee is determined by the Board of Directors in its discretion.

General Responsibilities

In performing its responsibilities the Committee will:

Oversight

O1	After appropriate review (including ensuring the independence and internal quality controls of the independent auditor), appoint the independent auditor to be retained to audit the financial statements of the Company.

O2	Pre-approve all audit and non-audit related services to be performed by the independent auditor, unless the non-audit services fall within those exceptions provided for by the Sarbanes-Oxley Act.

O3	Establish and modify as necessary the Company’s hiring policy related to employees or former employees of the independent auditor.

O4	Monitor the internal audit function of the Company including its independence.

O5	Oversee the development by the General Counsel of procedures for the receipt and treatment of complaints received, anonymously or otherwise, by the Company regarding accounting, internal accounting controls, or audit matters.

O6	Investigate any matter brought to its attention within the scope of its duties with the authority to retain counsel or other advisors, if in its judgment that is appropriate, at the expense of the Company.

O7	Submit meeting minutes and discuss the matters discussed at each Committee meeting with the Board of Directors.

O8	Annually review and reassess its responsibilities, functions and Charter and evaluate its performance and make changes as necessary.

O9	Annually discuss the internal audit plan and the Director of Internal Audit’s MBO.

Audit and Financial Reporting

A1	Review and provide feedback on the independent auditor’s plan and scope for the current year audit including proposed audit fees and engagement letter.

A2	Review with financial management and the independent auditor significant financial reporting issues and practices and ensure that appropriate accounting principles are being applied. Also, annually review with financial management the “closing of the books” process.

A3	Review the proposed audit plan(s) and review the results of internal audits completed since the previous Committee meeting as well as the focus of upcoming internal audit projects.

A4	Meet separately, and at least quarterly, with management, the independent auditor and the Director of Internal Audit and discuss the adequacy and effectiveness of accounting and financial controls of the Company. Review the independent auditor’s management letter when presented.

A5	Discuss with management and the independent auditor the quarterly financial results prior to public Release and “Management’s Discussion and Analysis” included in the Company’s Quarterly Report on Form 10-Q

A6	Discuss Company policy regarding press releases as well as financial information provided to analysts and rating agencies.

A7	Review the Company’s legal representation letter presented to the independent auditor and discuss significant items, if any, with Company’s General Counsel.

A8	Determine that the independent auditor is satisfied with the disclosures and content of the financial statements to be presented to shareholders and in the Company’s SEC filings.

A9	Obtain from the independent auditor a statement of all required communications under Generally Accepted Auditing Standards, including matters required by SAS 61 and Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

A10	Review the results of the annual audit and discuss the annual financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis” and recommend the audited financial statements be included in the Company’s Annual Report on Form 10-K.

A11	Approve the Audit Committee Charter and the Committee report required by the Securities and Exchange Commission for inclusion in the Company’s annual proxy statement.

Compliance

C1	Require management to present and discuss, as soon as practicable, all reports received from regulators (e.g. SEC, IRS, State Insurance Departments and Rating Agencies etc.) which may have a material effect on the financial statements or related Company compliance policies.

C2	Review with General Counsel legal and regulatory matters, contingent liabilities or other sensitive information that may have a material effect on the Company’s financial statements, systems of internal control or regulatory compliance.

C3	Review activity related to and evaluate the Company’s code of conduct.

Risk

R1	Inquire of management, enterprise risk management, Director of Internal Audit and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

R2	Review the Company’s information technology initiatives.

R3	Review the Company’s risk management (quality assurance, risk analytics and credit risk) assessments, activities and audits and plans.

R4	Review the quality of the mortgage insurance and financial guaranty portfolios.

APPENDIX B

RADIAN GROUP INC.

Guidelines of Corporate Governance

The Board of Directors (“the Board”) of Radian Group Inc. (“Radian” or “the Company”) has established guidelines for corporate governance based on an assessment of the best corporate practices and the best approach for Radian. These guidelines are revised when the Board determines that changes are appropriate. Independent directors make decisions on matters of corporate governance.

Role and Composition of the Board of Directors

The Board is elected by the shareholders. The directors’ fundamental responsibility is to exercise their business judgment in a manner they reasonably believe to be in the best interests of the Company and its shareholders.

1.    Board Composition.

The Board determines the number of directors and ensures that a substantial majority of directors are independent directors, as defined in Appendix A. The Board selects members who are able and prepared to devote sufficient time and effort to the Company. The Board formally assesses the directors’ relevant skills and characteristics, financial expertise, and diversity of experiences and backgrounds, and in its nomination and selection process strives to supplement and/or complement the breadth and depth of Board expertise.

On matters of corporate governance, the Board assumes decisions will be made by the independent directors.

2.    Board Leadership.

The Board elects a Chairman, who presides over the meetings of the Board, directs that meetings of the Board be called, and sets the Board meeting agendas with input from the Lead Director. The Board elects an independent director as either a non-executive Chairman or as Lead Director. Radian currently functions with a Lead Director who also serves as the chair of the Executive Committee. The Lead Director presides at executive sessions of the Board, sets the agenda for executive sessions with appropriate input from Board members, assists in keeping the Board current on Company matters, and facilitates communication between the Board and the CEO. The Chairman and Lead Director serve as ex-officio members of each Board committee and may attend all committee meetings. Additionally, the Lead Director facilitates the evaluation process of the Board in its review of the CEO’s performance and communicates the results of the performance review with the CEO.

3.    Selection of the CEO

The Board elects the CEO. The CEO is the senior executive of the Company and is responsible for:

•	Providing strong, ethical and principled leadership of the Company’s businesses

•	Establishing the Company’s mission and core values

•	Determining corporate strategies and policies

•	Ensuring complete and accurate disclosures of financial, operational and management matters to the Board for its consideration in the approval process

•	Ensuring the regulatory compliance and integrity of all financial filings and other corporate communications,

•	Providing data and information to the Board so that the directors may be current with respect to Company, industry, and corporate governance matters, and

•	Acting as the primary spokesperson for the Company in all public matters.

The Board may select the same person to serve as both Chairman and CEO.

4.    Board Member Orientation, Stock Ownership, Term Limits and Retirement.

New directors undergo appropriate orientation to understand Radian’s businesses, management and systems of internal controls.

Each director maintains a minimum direct investment in common shares of Radian equal to approximately two years’ compensation as a Board member. New directors have a five-year phase in period to achieve their minimum holdings.

The Board does not believe it should establish term limits for directors. Directors may not stand for election beyond age 70.5.

5.    Change of Responsibility of Director.

Any significant change in the business activities of a Board member, including directorships or chair positions in other companies, are promptly communicated to the Lead Director and Chair of the Governance Committee for review of possible conflicts of interest.

Board Meetings

1.    Meeting Frequency and Agenda

The Board holds regularly scheduled quarterly meetings and calls special meetings as appropriate. The Chairman, with input from the Lead Director, sets the agenda for Board meetings that include the items necessary for appropriate Board action and oversight.

2.    Board Materials and Management Presentations.

Information that is important to the Board’s understanding of the business is distributed as far in advance as possible (ideally at least seven business days) so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material and other matters. The Board encourages the Chairman to schedule managers with expertise and accountability for agenda items under consideration to present at Board meetings.

3.    Independent Directors’ Discussion.

The Board holds periodic executive sessions at which management, including the CEO, is not present. The Lead Director chairs the meetings of independent directors and carries out further responsibilities that the independent directors designate from time to time. Board committees may also hold executive sessions at which the Lead Director and management, including the CEO, is not present

4.    Corporate Strategy and Annual Operating Plan

The Board ratifies Radian’s long-term strategic plan and the annual operating plans, as well as the plans of each of its major business units.

•	The plans include the following components:

•	Assessment of markets, products and customers for each major business segment.

•	Review of the competitive strengths and weaknesses of Radian along with opportunities and threats to its position in the marketplace.

•	Review of key success factors — including technological leadership, product attributes, and other elements necessary to maintain a competitive advantage.

•	Review of critical factors affecting human capital.

•	Assessment of the financial flexibility, integrity and strength of each corporate entity and the Company as a whole.

•	Analysis of the short- and long-term returns on risk adjusted capital.

•	Goals, objectives and implementation plans.

The annual operating plan ties into the strategic plan, but emphasizes the ensuing fiscal year’s goals, objectives and key milestones. The operating plan is reviewed against budget quarterly, or more frequently if circumstances require.

Board Committees

The Board carries out certain of its responsibilities through its committees. Committees have access to necessary resources, including Radian employees and outside consultants, as they deem necessary. Each committee has a Board-approved charter to carry out its responsibilities. The Board continues its committee oversight throughout the year by hearing reports of the committee chairs at each Board meeting and having access to the written minutes of the various committee meetings.

1.    Number, Structure and Purpose of Committees.

The Board has five committees: Audit and Risk Management, Compensation and Human Resources, Executive, Governance and Investment. With the exception of the Executive Committee, all committees consist entirely of independent directors.

2.    Committee Roles and Responsibilities.

Each committee is charged with developing a charter for approval by the Board, which defines its purpose, responsibilities and procedures. The following is an outline of each committee’s basic role.

•	Audit and Risk Management:

The Committee assists the Board in its responsibilities related to the integrity and reporting of the Company’s quarterly and annual financial statements, the independence and performance of the Company’s internal and external auditors, the company’s system of internal controls and mechanisms for receiving complaints or orders regarding the Company’s accounting procedures.

The Committee is directly responsible for the appointment, compensation and oversight of the independent auditor who audits the Company’s financial statements.

The Committee reviews, prior to release, the annual audited financial statement information and unaudited quarterly financial information, including “Management’s Discussion and Analysis.”

The Committee oversees the Company’s risk management operations.

The function of the Committee is oversight. Management remains in the first instance responsible for the preparation, presentation and integrity of the Company’s financial statements and public disclosures. Management is also responsible for maintaining appropriate accounting and financial policies and internal controls along with procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Internal Audit department examines and evaluates business processes including the Company’s system of internal controls. The independent auditor is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards. Both the Director of Internal Audit and the independent auditor report directly to the Committee.

•	Executive:

The Executive Committee is composed of the CEO and three independent directors, one of whom is the Lead Director. The Lead Director is chair of the Committee. The Committee facilitates strategic transactions and other matters on behalf of the Board, when directed by the Board. In addition, the Committee acts as counsel and advisor to the CEO and other executive management between regular meetings of the full Board.

•	Governance:

The Governance Committee oversees the process of Board governance, recommends qualified directors for nomination and election by shareholders and recommends committee membership and chairs to the Board. In its nomination and selection process, the Committee strives to supplement and/or complement the breadth and depth of Board expertise with a focus on assessing the directors’ relevant skills and characteristics, financial expertise, and diversity of experience and backgrounds.

In conjunction with the governance process, the Committee recommends appropriate performance criteria for the Board to evaluate itself and its members. Criteria for individual evaluation include the director’s attendance record, preparedness, participation, contribution, continuing education and candor. The Committee sponsors an annual process by which the Board can assess its effectiveness. The Committee also regularly examines the governance process in light of both external and internal issues and makes appropriate recommendations to the Board for any change.

•	Compensation and Human Resources:

The Compensation and Human Resources Committee oversees corporate compensation and benefit policies and programs for Radian and its subsidiaries. The Committee establishes the annual salary of all senior corporate and principal subsidiary officers (except the CEO, which is approved by the full Board).

Annually, the Committee reviews with the CEO and head of human resources the quality and depth of the pool of competent, qualified managers throughout the organization as well as the Company’s management development practices and programs. The Committee reviews the performance and potential of key executives and management’s efforts to identify and develop high potential individuals to ensure the continuity of senior leadership. To assist the Committee, the CEO provides an assessment annually of persons considered potential successors to certain senior management positions. The Committee reports in the Company’s annual proxy statement the basis on which executive compensation was determined for that year.

•	Investment:

The Investment Committee establishes investment policy guidelines and monitors progress toward achieving investment objectives. The Committee regularly reviews and evaluates the performance of the investment portfolio and the investment managers and other investment professionals to ensure adherence to policy guidelines.

3.    Assignment of Committee Members.

Annually, the Board appoints committee members and chairs.

4.    Frequency, Length and Agenda of Committee Meetings.

The chair of each committee assures compliance with applicable regulatory requirements with respect to its oversight responsibilities. The chair determines the frequency, length and agenda of committee meetings. Every Board member may suggest agenda items for any committee meetings.

5.    Committee Minutes and Records

Committees are required to maintain appropriate minutes of each meeting and make timely reports to the Board with recommendations for approval as the committee’s action may warrant.

6.    Continuing Education

Each independent director is encouraged to participate in continuing education programs provided by Radian on the Company and its businesses as well as participate in appropriate external education programs involving their committee roles and responsibilities. Subject to the approval of the Lead Director, the Company reimburses the director for the cost of related external education.

Evaluation and Management Succession

As an ongoing process, the Board examines itself, its governance policies, its practices, and performance as well as the performance of the CEO and the Company’s senior managers together with the Company’s management succession plan.

1.    Board Self-Assessment.

The Governance Committee conducts an annual assessment of each director’s board performance as well as a review of the performance of the Board and its committees. The Governance Committee chair conveys the results of the personal evaluation to each director and the overall assessment on the Board and its committees to the full Board.

2.    Annual Evaluation of CEO.

The independent directors perform an annual evaluation of the performance of the CEO based on criteria, including the performance of the business, accomplishment of long-term strategic objectives and development of management team and a corporate culture that sets high standards of performance, accountability and ethical behavior. The Lead Director conveys results of the evaluation to the CEO. The CEO then discusses the evaluation with the Board and his goals for the ensuing year.

Corporate Responsibility Officer

In conjunction with these guidelines the Board has empowered a Corporate Responsibility Officer with the authority to take such actions as he deems necessary to safeguard the interests of the Company and its shareholders under whatever circumstances may occur, subject however to the concurrence of the CEO, Lead Director, Audit and Risk Management Committee Chair or Governance Committee Chair with respect to taking any material action. At Radian, this individual is also currently Chief Legal Counsel. The Corporate Responsibility Officer reports directly to the Audit and Risk Management Committee Chair and the Governance Committee Chair on matters of significance to the Company or matters involving misconduct by senior management or any employee of the Company.

Corporate Responsibility Officer Role and Responsibilities:

1.	Monitor and ensure compliance with relevant statutes, regulations and stock exchange rules regarding corporate governance matters.

2.	Report to the Governance Committee (the “Committee”) all material developments regarding corporate governance practices, issues and requirements.

3.	Report to the Governance Committee any concerns regarding corporate governance raised internally or externally.

4.	Work with the Governance Committee to establish appropriate governance rules and procedures.

5.	Ensure compliance with all governance rules and procedures across Radian’s businesses.

6.	Take any actions necessary to enforce compliance with the governance rules and procedures, subject to the concurrence of the CEO, Lead Director, Audit and Risk Management Committee Chair or Governance Committee Chair with respect to taking any material action.

7.	Monitor the activities of the Compliance Officer under the Code of Conduct and provide guidance regarding interpreting the Code of Conduct.

8.	Promptly inform the Governance Committee of any violations of the Code of Conduct.

9.	Ensure that the D&O liability underwriters are informed of Radian’s corporate governance practices.

Shareholders

The Company believes that delivering superior performance is the best approach to building shareholder value. The Board develops, reviews and approves its Governance Guidelines annually.

Adopted by the Board, January 30, 2003

Definition of Outside Independent Director

Consistent with the Sarbanes-Oxley Act of 2002, as amended, and the regulations of the New York Stock Exchange, a director is considered independent under the following circumstances:

1.	No present or former (in past five years) employment by Radian

2.	No significant financial or personal tie, directly or through an organization, to Radian or its management that could compromise the director’s objectivity

3.	No regular performance of services for Radian, directly or through an organization, if a disinterested observer would consider the service material.

4.	No commercial transactions between Radian and the director, directly or through an organization, unless conducted at arm’s length in the ordinary course of business and the relationship does not interfere with the individual’s ability to exercise independent judgment or loyalty to shareholders

5.	No present or former (in past five years) employment or affiliation with Radian’s independent auditing firm

6.	No present or former (in past five years) employment by a company on whose compensation committee a Radian executive officer serves

7.	No immediate family members in the foregoing categories.

Ú  DETACH PROXY CARD HERE  Ú

☐	Sign, Date and Return the	☒
	Proxy Card Promptly Using the Enclosed Envelope.	Votes must be indicated (x) in Black or Blue ink.

This proxy is solicited on behalf of the Company’s board of directors. Proposals 1 and 2 below are proposed by the Company, and this proxy card will be voted “FOR” proposals 1 and 2 if no choice is specified.

1. Elect four directors, for terms of three years each, to serve until their successors shall be elected and qualified;	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees: Frank P. Filipps, Stephen T. Hopkins, Robert W. Richards and Anthony W. Schweiger.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

Exceptions

	FOR	AGAINST	ABSTAIN

2. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year ending December 31, 2003; and	☐	☐	☐

S C A N L I N E

Please sign exactly as name or names appear on this proxy card. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian, or authorized officer, please give full title.

Date	Share Owner sign here	Co-Owner sign here

4143

RADIAN GROUP INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 13, 2003

Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Frank P. Filipps, Howard S. Yaruss, and C. Robert Quint, and each of them, individually, with power of substitution, to vote and otherwise represent all of the shares of common stock of Radian Group Inc., (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1601 Market St., 11th floor, Philadelphia, PA, on Tuesday, May 13, 2003 at 9:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated in each case March 18, 2003. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock are expressly revoked.

RADIAN GROUP INC.

P.O. BOX 11024

NEW YORK, N.Y. 10203-0024

To change your address, please mark this box.	☐
To include any comments, please mark this box.	☐